Exhibit 6(a)(ii)



            STOCKHOLDERS AGREEMENT, dated as of September 30, 1996, by and among Cary Brokaw ("Brokaw"), The CineMasters Group, Inc., a New York corporation (the "Corporation"), and National Patent Development Corporation, a Delaware corporation, Gene Feldman, Jerome Feldman, Suzette St. John Feldman and Michael Feldman (collectively, the "Feldman Group"). Brokaw and each member of the Feldman Group are sometimes collectively referred to herein as the "Stockholders" and individually as a "Stockholder".


                              W I T N E S S E T H:

            WHEREAS, on the date hereof, each of the Stockholders owns the number of shares (collectively, the "Common Shares") of common stock, par value $.01 per share (the "Common Stock") of the Corporation and the number of vested stock options and unvested stock options of the Corporation set forth opposite his, her or its name on Schedule I hereto; and

            WHEREAS, pursuant to, and subject to the terms and conditions of, that certain Share Exchange Agreement, dated as of the date hereof, by and among the Corporation, Avenue Pictures, Inc. ("Avenue") and Brokaw (the "Share Exchange Agreement"), the Corporation purchased all of the issued and outstanding shares of Avenue and Avenue became a wholly-owned subsidiary of the Corporation, and Brokaw, the sole shareholder of Avenue, was issued 1,425,000 shares of the Common Stock representing a significant minority equity interest in the Corporation; and

            WHEREAS, the parties hereto desire to, among other things, restrict the sale, assignment, transfer, encumbrance or other disposition of the Common Shares (or interests therein); and

            WHEREAS, it is deemed to be in the best interests of the Corporation and the Stockholders that provision be made for the continuity and stability of the business and management of the Corporation;

            NOW, THEREFORE, in consideration of the mutual covenants and obligations hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. Term of Agreement. (a) Except as otherwise provided herein, this Agreement shall commence on the date hereof and shall continue in full force and effect until the earliest to occur of any of the following events, at which time this Agreement shall automatically terminate:

                  (i) The mutual consent in writing of each of the parties hereto; or

                  (ii) The tenth anniversary of the date of this Agreement, unless, at any time prior to such date or prior to the expiration of any extension hereof, an instrument in writing is signed by each of the parties hereto extending the duration of this Agreement for as many additional years, not to exceed ten (10) years, as they desire.

            (b) Nothing contained in this Section 1 shall affect or impair any rights or obligations arising prior to or at the time of, or that may arise by an event causing the termination of, this Agreement pursuant to Section 1(a) hereof.

      2.    Voting Agreements; Election and Removal of Directors.

            (a) Number of Directors. Each of the Stockholders agrees to take such action, including the voting of the shares of Common Stock then owned or controlled by such Stockholder, as may be necessary to cause to be elected a Board of Directors of the Corporation (the "Board of Directors"), all in accordance with the provisions of this Section 2. The Board of Directors shall be reconstituted and shall consist of six (6) directors.

            (b) Election of Directors. Subject to Section 2(e) below, each of the Stockholders shall take such action as may be necessary to nominate and elect to the Board of Directors (i) three (3) persons (each a "Brokaw Director" and collectively, the "Brokaw Directors") designated by Brokaw and (ii) three
(3) persons (each a "Feldman Group Director" and collectively, the "Feldman Group Directors") designated by the Feldman Group.

            (c) Removal. Brokaw shall be entitled at any time and for any reason (or for no reason) to remove any of the Brokaw Directors. The Feldman Group shall be entitled at any time and for any reason (or for no reason) to remove any of the Feldman Group Directors.

            (d) Filling Vacancies. (i) If at any time a vacancy is created on the Board of Directors by reason of the death, removal or resignation of any of the directors of the Corporation ("Directors"), the Stockholders agree to take such action, within twenty (20) days of such occurrences, to approve and elect Director(s) designated to fill such vacancy or vacancies in the following manner:

                        (A) If a vacancy is created by reason of the death, removal or resignation of any of the Brokaw Directors, Brokaw shall have the right to designate a nominee to be elected to fill such vacancy until the next annual meeting of Stockholders of the Corporation; and

                        (B) If a vacancy is created by reason of the death, removal or resignation of any of the Feldman Group Directors, the Feldman Group shall have the right to designate a nominee to be elected to fill such vacancy until the next annual meeting of Stockholders of the Corporation.

                  (ii) If a vacancy is created in any manner other than as specified in Section 2(d)(i) above, whether by expansion of the size of the Board of Directors or otherwise, the Board of Directors agree to take such action, within twenty (20) days of such occurrences, to approve and elect Director(s) by a majority vote thereof.

            (e) Covenant to Vote. Each of the Stockholders shall vote the shares of Common Stock then owned or controlled by such Stockholder (i) at any annual or special meeting of Stockholders of the Corporation called for the purpose of voting on the election or removal of Directors or (ii) by consensual action of Stockholders of the Corporation, with respect to the election or removal of Directors in favor of the election of the Directors nominated or the removal of the Directors designated in accordance with this Section 2.

            (f) Committees of the Board of Directors. After the election of the Directors designated in accordance with this Section 2, the Stockholders and the Corporation shall take such action as shall be necessary to (i) establish an independent advisory committee, the members of which shall be mutually selected by Brokaw and the Feldman Group and (ii) except as may be otherwise mutually agreed upon, appoint one Brokaw Director to any committee of the Board of Directors for each Feldman Group Director appointed to any committee of the Board of Directors such that the number of Brokaw Directors on any committee of the Board of Directors shall be equal to the number of Feldman Group Directors on such committee.

      3. Restrictions on Sale or Other Disposition of Common Shares by Stockholders.

            (a) Restrictions on Transfer. Except for transfers otherwise contemplated or permitted by this Agreement or otherwise consented to in writing by each Stockholder who is a party to this Agreement, no Stockholder, either directly or indirectly, shall sell, assign, mortgage, hypothecate, transfer, pledge, create a security interest in or lien upon, encumber, give, place in trust, or otherwise voluntarily or involuntarily dispose of (collectively hereinafter sometimes referred to as "Transfer") any of the shares of Common Stock now owned or hereafter acquired by such Stockholder. No transfer of any of the shares of Common Stock in violation of the provisions of this Agreement shall be made or recorded on the books of the Corporation and any such purported transfer shall be void and of no force or effect.

            (b) Permitted Transfers. Notwithstanding anything to the contrary contained in Section 3(a) or in any other Section of this Agreement, each Stockholder shall have the right at any time to Transfer his, her or its Common Shares as follows:

                  (i) Each Stockholder who is a natural person shall have the right to transfer any or all of the Common Shares owned by him or her for no consideration or at a price to be determined in the sole discretion of such Stockholder, provided that (A) the transfer is made in compliance with the Securities Act of 1933, as amended (the "Securities Act") and applicable state securities laws or pursuant to an exemption therefrom and is to (I) his or her spouse, his or her issue, and/or a trust or trusts for the benefit of himself or herself or his or her spouse and/or issue, or (II) any corporation, partnership, trust or other entity which is wholly-owned and controlled by such transferring Stockholder; provided, however, that if at any time such transferee entity ceases to be wholly-owned and controlled by such transferor Stockholder, all such Common Shares so transferred shall revert immediately and automatically to such transferor Stockholder without any action on the part of either the transferor Stockholder, the transferee entity or the Corporation and (B) whether the transfer is made during his or her lifetime or by testamentary bequest in the event of his or her death, each transferee agrees in writing, at the time of the transfer, to be bound by all of the provisions of this Agreement which would be applicable to the transferring
      Stockholder   if  he  or  she  continued  to  own  the  Common  Shares  so transferred.

                  (ii) Each Stockholder that is not a natural person shall have the right at any time hereafter to transfer any or all of its Common Shares to any Affiliate (as such term is defined under the Rules and Regulations promulgated under the Securities Act), upon such terms as may be agreed upon by such Stockholder and its transferee; provided, however, that any such transfer shall be made in compliance with the Securities Act and applicable state securities laws or pursuant to an exemption therefrom and any such transferee shall acquire the Common Shares so transferred subject to all the terms and conditions of this Agreement and shall agree in writing, at the time of the transfer, to be bound by all of the provisions of this Agreement which would be applicable to the transferring Stockholder if it continued to own the Common Shares so transferred.

                  (iii) Subject to Section 5 hereof, each Stockholder shall have the right at any time to transfer any or all of its Common Shares in connection with a sale of shares of Common Stock registered under the Securities Act or in accordance with the requirements of Rule 144 ("Rule 144") promulgated under the Securities Act, it being understood that such transferee shall acquire the Common Shares so transferred free and clear of all the terms, conditions and restrictions of this Agreement. For the purposes of this Agreement, a "Public Offering" shall mean the sale by the Corporation of shares of Common Stock pursuant to a registration statement under the Securities Act, which shall have been declared effective by the Securities and Exchange Commission with respect to an underwritten public offering of any shares of Common Stock, or the consummation of a merger by the Corporation in which the Stockholders receive securities which are publicly traded.

            (c) Notice. In the event of any transfer in accordance with the provisions of Section 3(b), prompt written notice of the transfer shall be delivered by the transferring Stockholder to the Corporation and each of the other Stockholders, and, in the case of any transfer pursuant to Section 3 hereof, references herein to "Stockholder" or "Stockholders" shall include, from and after the date of such permitted transfer, each such permitted transferee (transferees acquiring Common Shares pursuant to Section 3(b)(i) or (ii) are hereinafter sometimes referred to as "Permitted Transferees").

      4.    Right of First Refusal; Participation Rights.

            (a) If any Stockholder receives a bona fide written offer to purchase part or all of its Common Shares in a privately negotiated transaction which it desires to accept, such Stockholder shall not sell, transfer, or otherwise dispose of (the "Proposed Disposition") such Common Shares (the "Disposition Securities") to a third party (the "Purchaser"), unless, prior to such Proposed Disposition, such selling Stockholder shall have promptly reduced the terms and conditions, if any, of the Proposed Disposition to a reasonably detailed writing and shall have delivered written notice (the "Disposition
Notice") of such Proposed Disposition, to the other Stockholders. The Disposition Notice shall contain an irrevocable offer to sell all, but not less than all, the Disposition Securities to the other Stockholders upon the same terms (including price) and subject to the same conditions, if any, as those contemplated by the Proposed Disposition, and shall be accompanied by a true and correct copy of the agreement embodying the terms and conditions, if any, of the Proposed Disposition (which shall identify the Purchaser, the Disposition Securities, the consideration and method of payment contemplated by the Proposed Disposition, and all other terms and conditions, if any, of the Proposed Disposition, it being hereby acknowledged, understood and agreed that if all or any portion of the consideration contemplated by the Proposed Disposition shall be in a form other than cash, the non-selling Stockholders' purchase price for the Disposition Securities shall be the cash equivalent of such non-cash consideration, as mutually determined in good faith by Brokaw and the Feldman Group, or if Brokaw and the Feldman Group cannot agree, by an independent investment bank or other securities valuation expert mutually selected by Brokaw and the Feldman Group).

            (b) Each non-selling Stockholder shall have the irrevocable right and option (the "Purchase Option"), within thirty (30) days after receipt of the Disposition Notice (the "Notice Period"), to accept such irrevocable offer as to his, hers or its pro rata portion of the Disposition Securities which are subject to the Proposed Disposition. If any non-selling Stockholder intends to exercise such Purchase Option, it shall deliver to the selling Stockholder written notice (an "Exercise Notice") of his, hers or its intent to exercise his, hers or its Purchase Option (specifying the number) of the Disposition Securities as to which he, she or it is accepting the irrevocable offer) prior to expiration of the Notice Period.

            A non-selling Stockholder's pro rata share of the amount of Common Shares (including vested options to purchase shares of Common Stock pursuant to the Corporation's 1995 Non-Qualified Stock Option Plan) subject to the Disposition Notice shall be determined in proportion to the number of Common Shares then held by all of the non-selling Stockholders (including vested options to purchase shares of Common Stock pursuant to the Corporation's 1995 Non-Qualified Stock Option Plan).

            (c) Within five (5) days following expiration of the Notice Period, the selling Stockholder shall give a written notice (the "Remaining Shares Notice") to the non-selling Stockholders setting forth the number of Disposition Securities for which the Purchase Option is not being exercised (the "Remaining Offered Securities"). Any non-selling Stockholder who exercised its Purchase Option under Section 4(b) to purchase any of the Disposition Securities shall have an option (the "Second Option") to purchase such amount of the Remaining Offered Securities as the non-selling Stockholders shall agree upon or, failing such agreement, that proportion of the Remaining Offered Securities which the number of Common Shares (including vested options to purchase shares of Common Stock pursuant to the Corporation's 1995 Non-Qualified Stock Option Plan) owned by such non-selling Stockholder bears to the aggregate number of Common Shares owned by all such non-selling Stockholders (including vested options to purchase shares of Common Stock pursuant to the Corporation's 1995 Non-Qualified Stock Option Plan). A non-selling Stockholder shall exercise the Second Option, if at all, by giving a written second Exercise Notice to the selling Stockholder within fifteen (15) days after the selling Stockholder has given its notice relating to the Remaining Offered Securities.

            (d) Unless otherwise agreed to by the selling Stockholder, all Exercise Notices given by non-selling Stockholders shall be deemed rescinded if Exercise Notices have not been timely given for all of the Disposition Securities.

            (e) If the non-selling Stockholders shall have given Exercise Notices as to all of the Disposition Securities, all certificates for the Disposition Securities shall be delivered to the purchaser(s) thereof at a closing held within not more than thirty (30) days nor less than twenty (20) days after the last such Exercise Notice is given (the "Closing Date") at the offices of Pryor, Cashman, Sherman & Flynn located at 410 Park Avenue, New York, New York 10022. At the Closing, each non-selling Stockholder who has elected to exercise the Purchase Option shall deliver to the selling Stockholder in immediately available funds the appropriate amount of the purchase price due against the simultaneous delivery of certificates representing the Disposition Securities so disposed of, duly endorsed in blank or accompanied by a stock power or powers duly endorsed in blank, and in proper form for transfer, together with any necessary stock-transfer stamps, and such Disposition Securities shall be delivered free and clear of all liens, security interests and encumbrances whatsoever.

            (f) If all of the Disposition Securities are not intended to be purchased by the non-selling Stockholders, then, within ten (10) days after the earlier of (i) the expiration of the applicable periods in which non-selling Stockholders could have exercised the Purchase Option or, if applicable, the Second Option, or (ii) the non-selling Stockholders shall have declined in writing to purchase all of the Remaining Offered Securities, the selling Stockholder shall give notice to all non-selling Stockholders and the Corporation of the Disposition Securities not intended to be purchased pursuant to the operation of Sections 4(b), (c) and (d) (the "Purchase Notice"). For a period of thirty (30) days after the date the Purchase Notice is given, the selling Stockholder may, subject to Section 4(g) below, sell the Disposition Securities to the Purchaser; provided, however, that such Disposition Securities are sold to the Purchaser at a price not less than that contained in the Disposition Notice and on terms and conditions, if any, not more favorable to the Purchaser than those contained in the Disposition Notice. If the selling Stockholder elects not to rescind Exercise Notices pursuant to Section 4(d) hereof, the sale of the Disposition Securities to those non-selling Stockholders shall take place at the closing of the sale of the balance of the Disposition Securities to the Purchaser and, unless such non-selling Stockholders otherwise agree, shall be conditioned upon the occurrence of said closing. If the selling Stockholder wishes to sell all or any part of the Disposition Securities on terms other than those set forth in the Disposition Notice or does not sell such Disposition Securities on the terms and conditions contained in the Disposition Notice within the aforementioned thirty (30) day period, it shall again be obligated to make new offers and re-offers to the non-selling Stockholders, in accordance with this Section 4, before it shall be permitted to Transfer its Common Shares, or any part thereof, to any Person.

            (g)   Participation Right.

                  (i) Any non-selling Stockholder who does not exercise all or any part of its Purchase Option, or if such Purchase Option is rescinded pursuant to Section 4(d) above, may elect to participate (a Stockholder so electing being herein a "Participating Stockholder") in the selling
Stockholder's sale of Common Shares to the Purchaser and any non-selling Stockholders who have exercised their Purchase Option and are purchasing Common Shares, in accordance with this Section 4(g);

                  (ii) Each such non-selling Stockholder shall have the right (the "Participation Right") to Transfer, to the Purchaser and any non-selling Stockholders who have exercised their Purchase Option and are purchasing Common Shares, a number of Common Shares equal to the product of the number of Common Shares proposed to be so sold to the Purchaser and any non-selling Stockholders who have exercised their Purchase Option and are purchasing Common Shares times a fraction, the numerator of which is the number of Common Shares owned by such non-selling Stockholder (including vested options to purchase shares of Common Stock pursuant to the Corporation's 1995 Non-Qualified Stock Option Plan) with respect to which such non-selling Stockholder has exercised Participation Rights and the denominator of which is the sum of the number of Common Shares to be so sold and the number of Common Shares (including vested options to purchase shares of Common Stock pursuant to the Corporation's 1995 Non-Qualified Stock Option Plan) owned by all Participating Stockholders and with respect to which Participation Rights are exercised.

The number of Common Shares to be sold by the selling Stockholder to the Purchaser and any non-selling Stockholders who have exercised the Purchase Option and/or the Second Option shall be reduced by the number of Common Shares to be sold to the Purchaser and any non-selling Stockholders who have exercised their Purchase Option and are purchasing Common Shares by a Participating Stockholder pursuant to the exercise of a Participation Right;

                  (iii) The Participation Right shall be exercised, if at all, by the Participating Stockholder giving written notice of its exercise of its Participation Right to the selling Stockholder and each of the other non-selling Stockholders within thirty (30) days after the Disposition Notice is given pursuant to Section 4(a).

                  (iv) If the selling Stockholder would retain ownership of any Disposition Securities by reason of the exercise of Participation Rights (such remaining shares being herein the "Excluded Securities"), the selling Stockholder may either (A) rescind all exercises of Participation Rights, reject the offer to the Purchaser and retain ownership of the Disposition Securities, or (B) negotiate with the Purchaser to purchase the Excluded Securities on the terms and conditions contained in the Disposition Notice or on terms and conditions less advantageous to the selling Stockholder. Any such sale of the Excluded Securities to the Purchaser shall again be subject to the provisions of Sections 3 and 4 of this Agreement. A transfer of Common Shares pursuant to the exercise of a Participation Right shall not be subject to the provisions of
Section 3 or Section 4 of this Agreement.



      5.  Volume Limitations; "Piggy-back" Registration Rights.

          (a) Volume Limitations. Until the fifth anniversary of the date hereof, Brokaw and the Feldman Group will only be permitted to sell their respective Common Shares into the public market at the Rule 144 permitted volume level (i.e., during any three month period, the amount of Common Shares sold shall not exceed the greater of (i) one percent (1%) of the outstanding shares of Common Stock as shown by the most recent report or statement published by the Corporation or (ii) the average weekly reported volume of trading during the four calendar weeks preceding the date of the proposed sale).

          "Piggy-back" Registration Rights. (i) If the Corporation shall determine to register any shares of Common Stock either for its own account or the account of a security holder or holders, other than a registration relating solely to employee benefit plans, or a registration relating solely to a Rule 145 (under the Securities Act) transaction, the Corporation shall (A) promptly give to each Stockholder written notice thereof (which shall include a list of the jurisdictions in which the Corporation intends to attempt to qualify such securities under the applicable blue sky or other state securities laws) and (B) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all of the Common Shares specified in a written request or requests made by any Stockholder within thirty (30) days after receipt of the written notice from the Corporation described in clause (A) above, except as set forth in clause (ii) below. Such written requests may specify all or a part of a Stockholder's Common Shares.

                  (ii) Notwithstanding any other provision of this Section 5(b), if the representative(s) of the underwriters advises the Corporation that marketing factors require a limitation on the number of shares of Common Stock to be underwritten or that the inclusion of other securities of the Corporation or Common Shares may adversely affect the sales price (of the securities to be registered) that may be obtained, then, Brokaw's Common Shares to be included in the Public Offering will be excluded from such registration on a pari passu basis with the Common Shares owned by members of the Feldman Group and included in the Public Offering.

      6. Additional Common Stock Acquired by Stockholders. All of the provisions of this Agreement shall apply to all shares of Common Stock now owned or which may be issued or transferred to a Stockholder or to his, hers or its transferee in consequence of any additional issuance, purchase, exchange or reclassification of any Common Stock, corporate reorganization or any other form of recapitalization, or stock split or stock dividend or which are acquired by a Stockholder in any other manner.

      7. Condition Precedent to Permitted Dispositions. In addition to any other conditions imposed by his Agreement, as a condition precedent to any Transfer by any Stockholder of any Common Shares permitted pursuant to this Agreement other than pursuant to Section 3(b)(iii) hereof, each purchaser, transferee or donee shall agree in writing to be bound by all of the provisions and conditions of this Agreement and shall become a Stockholder hereunder and no such purchaser, transferee or donee shall be permitted to effect any Transfer which any Stockholder was not permitted to make under this Agreement.

      8. Special Voting Requirements. Except as otherwise provided herein, a majority vote of the entire Board of Directors shall be required to approve the following actions:

            (a) any merger or consolidation involving the Corporation or any subsidiary of the Corporation;

            (b)   a Public Offering;

            (c) any sale or disposition of a material portion of the assets of the Corporation and/or its subsidiaries or the creation of consensual liens on a material portion of the assets of the Corporation and/or its subsidiaries in any single transaction or series of related transactions;

                   (d) any acquisition or investment by the Corporation and/or its subsidiaries in any single transaction or series of related transactions which would exceed in the aggregate, $250,000, other than in the ordinary course of business;

                   (e) the entering into by the Corporation of any material contract involving aggregate payments to or from the Corporation in excess of $250,000, other than in the ordinary course of business;

                   (f) the incurrence of indebtedness in excess of $250,000, other than in the ordinary course of business;

                   (g) the termination of the employment of any executive officer of the Corporation (other than the termination of the employment of (i) Brokaw, in which case Brokaw shall abstain from voting on such action and such action shall require the approval of a majority of the remaining Directors and at least one (1) of the Brokaw Directors or (ii) Gene Feldman, in which case Gene Feldman shall abstain from voting on such action and such action shall require the approval of a majority of the remaining Directors and at least one
(1) of the Feldman Group Directors;

                   (h) any issuance of additional equity securities of the Corporation other than the issuance of shares upon the exercise of outstanding options to purchase shares of Common Stock pursuant to the Corporation's 1995 Non-Qualified Stock Option Plan;

                   (i) the adoption of any plan of liquidation of the Corporation or any of its subsidiaries;

                   (j) the dissolution of the Corporation or any of its subsidiaries;

                   (k) any action by the Corporation or any of its subsidiaries to commence any suit, case, proceeding or other action (A) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or making a general assignment for the benefit of its creditors; or

                   (l)  aggregate  expenditures  in  excess of  $250,000  in any fiscal year, except for ordinary course (i) expenditures of office rent, (ii) expenditures for selling, general and administrative expenses and (iii) out-of-pocket development expenditures not in excess of $500,000 during each of the first two fiscal years following the consummation of the transactions contemplated by the Share Exchange Agreement.


            In the event that the Board of Directors is deadlocked with respect to any fundamental corporate decision where the failure to act upon such fundamental corporate decision is likely to result in the bankruptcy, liquidation or dissolution of the Corporation within the foreseeable future (each, an "Emergency Corporate Decision"), the dispute with respect to such Emergency Corporate Decision (as well as any dispute with respect to whether the issue in dispute involves an Emergency Corporate Decision) shall be submitted to arbitration before the American Arbitration Association in accordance with the Rules of the American Arbitration Association then pending. The arbitration shall take place in the County and State of New York and the substantive law applicable to the arbitration shall be that of the State of New York. The arbitration award shall be final and binding upon the parties. Such award may be confirmed in any court having jurisdiction and reduced to final judgment. The Board of Directors may elect to use a single arbitrator and, failing to agree on such person, the dispute shall be determined by a panel of three (3) neutral arbitrators selected under the Rules of the American Arbitration Association. All such other actions upon which the Board of Directors cannot reach a decision shall not be taken by the Corporation.


            Anything contained in this Section 8 to the contrary notwithstanding, Board approval shall not be required for expenditures or commitments to production which are funded either by non-recourse debt, such as negative pick-up borrowings, or by cash flow or other binding commitments of distributors or responsible third parties to pay for such production commitments or expenditures. In addition, such borrowings, on a negative pick-up basis, shall also not require Board approval regardless of their amount.

            Each of the Stockholders shall take all actions necessary as stockholders and directors (to the extent applicable) of the Corporation to fully effectuate the terms and provisions of this Agreement.

      9. Stockholder Covenants. Unless the Board of Directors approves otherwise, Brokaw shall until December 31, 1997 maintain a balance of cash or cash equivalents for the Corporation of at least $500,000.00 and shall at all times thereafter maintain a balance of cash or cash equivalents for the Corporation of at least $300,000.00. The parties hereto hereby agree that as soon as practicable following the date hereof, $500,000.00 in cash or cash equivalents shall be placed in a separate account, and any withdrawal from such account shall require the signatures of Brokaw and a representative of the Feldman Group. The balance of such account shall be reduced to $300,000 on December 31, 1997. The parties hereto hereby acknowledge and agree that for purposes of the first three sentences of this Section 9, NPDC Shares (as defined below) shall be considered cash equivalents and shall be valued as of the date they were contributed to the capital of the Corporation. Subject to the restrictions set forth in this Section 9, if Brokaw determines at any time that any or all of the 90,556 shares of common stock of National Patent Development Corporation (the "NPDC Shares") held by the Corporation in its capital account should be sold by the Corporation, Brokaw shall give written notice to Jerome Feldman setting forth the number of NPDC Shares to be sold. During the 20 business day period after receipt of such notice, Jerome Feldman shall have the exclusive right to determine the terms and conditions of the sale of such NPDC Shares. If all of the NPDC Shares to be sold are not sold in such 20 business day period, Brokaw shall have the exclusive right, during the next succeeding 20 business day period, to determine the terms and conditions of the sale of any remaining NPDC Shares to be sold. If all of the NPDC Shares to be sold are not sold in such second 20 business day period, the exclusive right of Brokaw to determine the terms and conditions of the sale of any remaining NPDC Shares to be sold shall terminate and any sale of such NPDC Shares shall again be subject to the provisions of this Section 9.

      10. Books of Account. The Corporation hereby covenants and agrees with the Stockholders that the Corporation shall accurately and fairly maintain its books of account in accordance with generally accepted accounting principles.

      11. Legend. Each certificate representing Common Shares owned by the Stockholders or by any persons subject to the provisions of this Agreement shall (in addition to any other legend(s)) have stamped, printed or typed thereon the following legends (or a legend substantially similar thereto:

            (a) "THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH SECURITIES MAY NOT BE SOLD OR TRANSFERRED OR OFFERED FOR SALE OR TRANSFER IN THE ABSENCE OF SUCH REGISTRATION OR ANY EXCEPTION THEREFROM UNDER SUCH ACT."

            (b) "THESE SECURITIES ARE SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE STOCKHOLDERS AGREEMENT, DATED AS OF SEPTEMBER 30 , 1996, AMONG THE CORPORATION AND ITS STOCKHOLDERS, COPIES OF WHICH ARE MAINTAINED AND ARE AVAILABLE FOR INSPECTION AT THE PRINCIPAL OFFICE OF THE CORPORATION."

            12. Agreement by the Corporation. No transfer of Common Shares made in contravention of this Agreement shall be recognized by the Corporation, and the Corporation will not at any time permit any transfer to be made on its books or records of the certificates representing any shares of Common Stock of the Stockholders or any other person subject to the provisions of this Agreement, unless such transfer is made pursuant to and in accordance with the terms and conditions of this Agreement.

      13. Specific Performance. The Stockholders agree that inasmuch as the Common Stock is closely held and the market therefor is limited, irreparable damage would result if this Agreement is not specifically enforced. Therefore, each of the parties hereto hereby consents that the restrictions on the transfer of the Common Stock and the obligations to offer for sale Common Stock contained in this Agreement shall be enforceable in a court of equity by a decree of specific performance, and that injunctive relief may be granted to any party hereto in connection therewith. Such remedies shall be cumulative and not exclusive and shall be in addition to any other rights or remedies which any party may have under this Agreement or otherwise.

      14. Benefits of Agreement: Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns, legal representatives and heirs; this Agreement does not create, and shall not be construed as creating, any rights enforceable by any other Person. The rights of the Stockholders hereunder shall not be assignable except to the extent permitted in conjunction with a sale of stock permitted in accordance with Section 3(a) hereof. The obligations of the Stockholders hereunder shall be assumed by any of their transferees who shall be required to become parties hereto.

      15.   Complete   Agreement.   This  Agreement   constitutes  the  complete
understanding among the parties with respect to its subject matter and supersedes all existing agreements and understandings, whether oral or written, among them and no alteration or modification of any of its provisions shall be valid unless made in writing and signed by all of the parties hereto.

      16. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      17. Notices. All notices, offers, acceptances and other communications required or permitted to be given or to otherwise be made to any party to this Agreement shall be deemed to be sufficient if contained in a written instrument delivered by hand, first class mail (registered or certified, return receipt requested), telex, telecopier or overnight air courier guaranteeing next day delivery, as follows:

                  (a)   If to the Corporation:

                        c/o Avenue Pictures, Inc.
                          11111 Santa Monica Boulevard
                        Suite 2110
                          Los Angeles, California 90025
                        Attention: Mr. Cary Brokaw

                  with a copy to:

                         Pryor, Cashman, Sherman & Flynn
                        410 Park Avenue
                        New York, New York  10022
                        Attention:  James A. Janowitz, Esq.

                  And a carbon copy to:

                        The CineMasters Group, Inc.
                        c/o National Patent Development Corporation
                        9 West 57th Street
                        New York, New York 10019
                        Attention: Mr. Jerome I. Feldman

                  and

                        The CineMasters Group, Inc.
                        250 West 57th Street
                        New York, New York 10019
                        Attention: Mr. Jerome I. Feldman


                  (b) If to any Stockholder, to the address of such Stockholder as set forth in the stock transfer books of the Corporation.

All such notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five business days after being deposited in the mail, postage prepaid, if mailed; when answered back, if telexed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. Any party may change the address to which each such notice or communication shall be sent by giving written notice to the other parties of such new address in the manner provided herein for giving notice.

            18. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving affect to the provisions, policies or principles thereof respecting conflict or choice of laws.

      19. Counterparts. This Agreement may be executed in one or more counterparts each of which shall be deemed an original but all of which taken together shall constitute one and the same agreement.

      20. Severability. Any provision of this Agreement which is determined to be illegal, prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such illegality, prohibition or unenforceability without invalidating the remaining provisions hereof which shall be severable and enforceable according to their terms and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

      IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first set forth above.




                                   CARY BROKAW



NATIONAL PATENT
                                    DEVELOPMENT CORPORATION


                                    By:
        Name:
                                     Title:




                                  GENE FELDMAN




                                 JEROME FELDMAN




                                    SUZETTE ST. JOHN FELDMAN




                                    MICHAEL FELDMAN



                                    THE CINEMASTERS GROUP, INC.


                                    By:
                                      Name:
                                     Title:

                                   Schedule I

-------------------------------------------------------------------------------

                             Number of Shares   Number of Vested      Number of
                             of Common Stock     Stock Options    Unvested Stock
     Stockholder                 Owned by           Owned by    Options Owned by
                                Stockholder        Stockholder       Stockholder
-----------------------------------------------------------------------------

Cary Brokaw ...............      1,425,000             60,000          240,000


National Patent
Development Corporation          1,060,500                0              0


Gene Feldman ..............        170,000            200,000            0

Jerome Feldman ............         82,049              5,000          20,000



Suzette St. John Feldman
                                    17,500             10,000          40,000



Michael Feldman ...........         15,400             30,000         120,000

TOTALS ....................      2,770,449            305,000         420,000